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EXHIBIT 99.1

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NEWS RELEASE

For Further Information Contact:
Michael J. Kraupp
Vice President Finance and Assistant Treasurer
Telephone: (435) 634-3212
Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: October 29, 2003

SKYWEST ANNOUNCES THIRD QUARTER 2003 EARNINGS

        St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $230.5 million, or a 13.7% increase, for the third quarter of 2003, compared to $202.7 million for the third quarter of 2002. The Company also reported net income of $21.1 million for the quarter ended September 30, 2003, or $0.36 per diluted share, compared to $22.9 million of net income or $0.40 per diluted share for the same period last year. These results also included a positive pretax amount of $5.9 million, or $0.06 per diluted share, resulting from adjustments made to reflect the Company's actual operating results from flights under the Company's recently executed United Express agreement, which were more favorable to the Company than the rates and charges estimated by the Company prior to the execution of the United Express agreement. The items of most significance affecting the third quarter of 2003 are outlined below:

        Total operating revenues for the third quarter of 2003 increased primarily as a result of a 39.7% increase in available seat miles (ASMs) offset by a 23.5% reduction in yield per revenue passenger mile. The 23.5% reduction in yield per revenue passenger mile resulted principally from flying a greater percentage of regional jet aircraft than in the prior period and a reduction of the rates in the contract flying arrangements with the Company's major partners. Operating revenues for the third quarter of 2003 were also positively affected by the Company's achievement of a 99.5% controllable completion factor and an actual completion factor of 99.2% of scheduled flights. Additionally, the Company was the number one on-time domestic airline, for six of the last seven months as reported by the U.S. Department of Transportation Air Travel Consumer Report.

        Total operating expenses per ASM for the third quarter of 2003, excluding fuel charges (which are primarily reimbursable by the Company's major partners), decreased approximately 18.9% to $0.103 from $0.127 from the same quarter of 2002, primarily as a result of the cost reduction initiatives implemented by the Company in the first and second quarters of 2003. Additionally, the decrease was partially due to the addition of 41 new regional jet aircraft since September 30, 2002 and the timing of maintenance events related to those aircraft.

        Total available seat miles for the third quarter of 2003 increased 39.7% from the third quarter of 2002 primarily as a result of the Company increasing its fleet size to 177 aircraft as of September 30, 2003, from 138 aircraft as of September 30, 2002. During the quarter the Company took delivery of eight (8) new regional jet aircraft and returned three regional jet aircraft previously operated under short term lease arrangements. At the end of September 30, 2003, the Company's fleet consisted of 76 EMB-120 aircraft and 101 regional jets. During the third quarter of 2003, the Company generated 1.5 billion ASMs. Management currently anticipates producing approximately 1.6 billion ASMs during the fourth quarter of 2003.

        On September 15, 2003, the Company announced the completion of a firm order for 30, 70-seat Bombardier regional jets for the United Express operations. The Company anticipates that it will begin taking delivery of these aircraft in January 2004 and continue through May 2005. The contract also includes options for another 80 aircraft that can be delivered in either 70 or 90 seat configurations. The Company anticipates delivery dates for these aircraft could start in June 2005 and continue through September 2008. Management also currently anticipates that due to the projected delivery of 15, 70-seat regional jets during calendar 2004, the Company's ASMs will increase by approximately 23% from the estimated 2003 production to approximately 7.3 billion.

        On September 10, 2003, the Company announced it had completed negotiations, and signed a long-term 11-year definitive contract with United Airlines, Inc. On August 29, 2003 the definitive agreement was approved by the U.S. Bankruptcy Court and has received all the necessary approvals from the creditors committee operating in behalf of United Airlines, Inc. under bankruptcy protection and United's pilot union, the Airline Pilot Association (ALPA).

        At September 30, 2003, the Company had approximately $560.7 million in cash, marketable securities and deposits on aircraft compared to $536.8 million as of December 31, 2002. The increase resulted primarily from the Company's successful completion of aircraft financing transactions wherein the Company entered into permanent long-term, third-party US Leveraged Lease transactions or long-term debt transactions and reduced its net investment in previous aircraft acquisitions. Consistent with these transactions, the Company's long-term debt increased to $348.4 million as of September 30, 2003, compared to $125.4 million at December 31, 2002. The Company has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on the Company's consolidated balance sheets. At a 7.0% discount factor, the present value of these obligations is approximately $1,083 million as of September 30, 2003 and $971.8 million as of December 31, 2002.

        Under the Company's United Express agreement, specific amounts are included in the rates and charges for mature maintenance on regional jet aircraft engines that the Company records as revenue. However, consistent with the change to a time and material maintenance policy, as more fully described in the Company's Annual Report on Form 10-K for the Year ended December 31, 2002, the Company records maintenance expense on its regional jet aircraft engines as it is incurred. As a result, during the third quarter of 2003, the Company has collected and recorded as revenue $4.2 million (pretax) under its United Express agreement with no corresponding offset for regional jet engine maintenance overhauls since there were none incurred.

        Previously, Delta Air Lines announced a fleet rationalization plan for Salt Lake City, Utah and Dallas, Texas. As part of this fleet rationalization effective for January 2004, SkyWest will relocate nine, 50-seat regional jets from Dallas to Salt Lake City to accommodate the rationalization. As a result, SkyWest will operate 11, 50-seat regional jets in Dallas and 45 regional jets in Salt Lake City. The Company is also in the process of completing rate negotiations with Delta Connection, Inc. in establishing its 2004 contract flying rates. The Company currently anticipates completion of these rate negotiations in the fourth quarter of 2003.

        Effective August 1, 2003, the Company assumed responsibility for pricing, inventory control and scheduling of 16 EMB-120 Brasilia aircraft previously operated under its Delta Connection contract flying agreement.

        During the quarter, the Company took delivery of eight (8) new 50-seat regional jet aircraft from Bombardier and has acquired a total of 31 regional jet aircraft since January 1, 2003. The Company completed financing transactions, previously and during the quarter, wherein the Company has entered into long-term third party US Leveraged Leases or long-term debt for all but two of the aircraft delivered since the beginning of the current calendar year. The remaining two aircraft have been delivered under interim financing arrangements with the manufacturer. The Company is currently scheduled to take delivery of 10 more regional jet aircraft by December 31, 2003 and anticipates financing the acquisitions with third party permanent long term debt.

        On July 1, 2003, the Company commenced Continental Connection operations under a new code-sharing agreement with Continental Airlines operating flights, with EMB-120 Brasilia aircraft, out of the Houston, Texas hub. By the end of the quarter, these operations grew to six aircraft with service to several Texas communities and will increase to nine aircraft by year-end.

        Statements in this press release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass SkyWest's beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should" and "likely" also identify forward-looking statements. All forward-looking statements included in this press release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: developments associated with the bankruptcy proceedings involving United Airlines, Inc.; potential consolidation of existing regional carriers; ongoing negotiations between SkyWest and its major partners regarding their code-sharing arrangements; variations in market and economic conditions; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause actual results to differ from SkyWest's current expectations are contained in SkyWest's filings with the Securities and Exchange Commission, including SkyWest's Annual Report on Form 10-K.

        SkyWest Airlines, Inc. is the nation's largest independently operated regional carrier, and is based in St. George, Utah. The US Department of Transportation has recognized SkyWest as the number one on-time airline in the United States six out of the last seven months. SkyWest operates as a United Express, Delta Connection and Continental Connection carrier under marketing agreements with United Airlines, Delta Air Lines, and Continental Airlines respectively. System-wide, SkyWest has approximately 5,600 employees and serves a total of 104 cities in 27 states and three Canadian provinces with more than 1,100 daily departures.

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SKYWEST, INC.
Unaudited Financial and Operating Highlights

	Three Months Ended September 30,			Nine Months Ended September 30,
Financial Highlights	2003	2002	% Change	2003	2002	% Change
Operating revenues	$230,490	$202,713	13.7	$650,546	$566,292	14.9
Operating expenses	195,257	168,141	16.1	570,912	476,542	19.8
Operating income	35,233	34,572	1.9	79,634	89,750	(11.3)
Other income, net	(597)	3,006	(119.7)	1,225	9,415	(87.0)
Income before income taxes	34,636	37,578	(7.8)	80,859	99,165	(18.5)
Income before cumulative effect of change in accounting principle, net of taxes	21,128	22,923	(7.8)	49,324	60,491	(18.5)
Cumulative effect of change in accounting principle, net	—	—	—	—	8,589	(100.0)
Net income	21,128	22,923	(7.8)	49,324	69,080	(28.6)
Basic earnings per share:
Income before cumulative effect of change In accounting principle	$0.37	$0.40		$0.85	$1.06
Cumulative effect of change in accounting principle, net of tax	—	—		—	0.15
Basic earnings per share	$0.37	$0.40		$0.85	$1.21
Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$0.36	$0.40		$0.85	$1.05
Cumulative effect of change in accounting principle, net of tax	—	—		—	0.15
Diluted earnings per share	$0.36	$0.40		$0.85	$1.20
Weighted average common shares:
Basic	57,837	57,426		57,709	57,160
Diluted	58,423	57,584		58,037	57,563

	Three Months Ended September 30,				Nine Months Ended September 30,
Operating Highlights	2003	2002	% Change		2003	2002	% Change
Passengers carried	2,918,244	2,181,470	33.8		7,752,976	6,134,901	26.4
Revenue passenger miles (000)	1,148,990	774,141	48.4		3,036,418	2,137,051	42.1
Available seat miles (000)	1,557,928	1,115,175	39.7		4,243,571	3,135,919	35.3
Passenger load factor	73.8%	69.4%	4.4	pts	71.6%	68.1%	3.5	pts
Passenger breakeven load factor	63.6%	57.6%	6.0	pts	63.6%	57.2%	6.4	pts
Yield per revenue passenger mile	0.199	0.260	(23.5)		0.213	0.263	(19.0)
Revenue per available seat mile	0.148	0.182	(18.7)		0.153	0.181	(15.5)
Cost per available seat mile	0.127	0.151	(15.9)		0.136	0.152	(10.5)
Average passenger trip length	394	355	11.0		392	348	12.6

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  EXHIBIT 99.1
SKYWEST, INC. Unaudited Financial and Operating Highlights